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                                                                    Exhibit 4.2

                           CERTIFICATE OF AMENDMENT
                                      OF
                    RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                       ARCH COMMUNICATIONS GROUP, INC.

                           Pursuant to Section 242
                        of the Corporation Law of the
                              State of Delaware

                              -----------------

     At a meeting of the Board of Directors of Arch Communications Group, Inc.

(the "Corporation") held on March 15, 1996, a resolution was adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware (the

"GCL"), declaring an amendment to the Certificate of Incorporation of the

Corporation to be advisable. The stockholders of the Corporation duly approved said proposed amendment in accordance with Sections 211 and 222 of the GCL. The resolution authorizing the amendment is as follows:


 RESOLVED:     That the Board of Directors of the Corporation
               deems it advisable and in the best interests of the Corporation that the Restated Certificate of Incorporation be amended by deleting Article
               TWELFTH thereof in its entirety.


     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its President this fourth day of June, 1996.




                                         ARCH COMMUNICATIONS GROUP, INC.

                                         By: /s/ C. Edward Baker, Jr.
                                             -------------------------------
                                             C. Edward Baker, Jr.
                                             Chairman of the Board,
                                             President and Chief
                                             Executive Officer